Exhibit 4.17.3

Ministry of The Russian Federation for Telecommunications and Informatization

Amendment No. 3
to License No. 17938 (registration series A 017202)
dated April 26, 2001

To amend clause 8 of the Conditions For Carrying Out Activities Under License No. 17938 to read as follows:

“8.

Data transmission services shall be provided to the users of the cellular mobile communications network and of the data transmission networks of OJSC “KB Impuls”.

First Deputy Minister of the Russian Federation for Telecommunications and Informatization	/Signature/ /Seal/	B. D. Antoniouk April 11, 2003

Head of the Department of the Organization of Licensing Activity	/Signature/	N. M. Popov